Exhibit (a)(10)

World Energy Solutions Announces Expiration of the “Go-Shop” Period

World Energy Solutions, Inc. (NASDAQ: XWES; the “Company”), an energy management technology and services firm that helps enterprises simplify the energy procurement process through a suite of Software-as-a-Service (SaaS) tools, today announced the expiration of the Go-Shop Period pursuant to the terms of the previously announced merger agreement dated November 4, 2014, which provides for the acquisition of the Company by EnerNOC, Inc.

Under the agreement, the Company was permitted to solicit alternative acquisition proposals from third parties until 11:59 p.m. (Boston, Massachusetts time) on December 29, 2014 (the “Go-Shop Period”). The Board of Directors of the Company has maintained its recommendation as follows: (i) the Board unanimously determined that the merger agreement with EnerNOC and the transactions contemplated thereby, including the offer by EnerNOC and the merger with and into a subsidiary of EnerNOC, are fair to, and in the best interests of, the Company and the Company’s stockholders, (ii) the Board approved and declared advisable the merger and the transactions contemplated by the merger agreement, including the offer and the merger and (iii) the Board recommends that Company stockholders accept EnerNOC’s offer and tender their shares of Company common stock pursuant to such offer. The Company did not receive any alternative acquisition proposals from third parties during the Go-Shop Period. The EnerNOC proposal to acquire the Company is for $5.50 per share and the assumption of debt, for a total transaction value of approximately $76 million in cash.

The transaction is expected to close on January 5, 2015, subject to customary closing conditions and any extensions of the offer. Following completion of the transaction, the Company will become a wholly owned subsidiary of EnerNOC, Inc. and its stock will no longer trade on the NASDAQ Global Market.

About World Energy Solutions, Inc.

World Energy Solutions, Inc. (NASDAQ: XWES) is an energy technology and services firm transforming energy procurement and energy efficiency for commercial, industrial, institutional, government and utility customers. The Company’s award-winning, cloud-based auction platform, the World Energy Exchange®, its team of energy experts, and a network of more than 500 suppliers and 300 channel partners form an ecosystem that enables customers to minimize their total cost of energy. To date, World Energy has transacted over $45 billion in energy, demand response and environmental commodities, creating more than $3 billion in value for its customers. World Energy is also a leader in the global carbon market, where its World Energy Exchange® supports the Regional Greenhouse Gas Initiative (RGGI), the first mandatory market-based regulatory program in the U.S. to reduce greenhouse gas emissions. For more information, please visit www.worldenergy.com.

This press release contains forward-looking statements which involve risk and uncertainties. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “forecasts,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company has based these forward-looking statements on its current expectations and projections about future events, including without limitation, its expectations of backlog and energy prices, and its expectations in growth in revenue, operating results, operating margins, and free cash flow. Although the Company believes that the expectations underlying any of its forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Such risks and uncertainties include, but are not limited to the following: whether the acquisition will be consummated; whether the Company will obtain a superior proposal; the Company’s revenue and backlog are dependent on actual future energy purchases pursuant to completed procurements; the demand for the Company’s services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; the potential impact on the Company’s historical and prospective financial results of a change in accounting policy may negatively impact its stock price; and other factors outside the Company’s control that affect transaction volume in the electricity market. Additional risk factors are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and subsequent reports filed with the Securities and Exchange Commission. The forward-looking statements made in this press release are made as of the date hereof. Readers are cautioned not to place undue reliance on forward-looking statements as actual results could differ materially from the forward-looking statements expressed in this press release. Forward-looking statements are provided for the purpose of presenting information about management’s current expectations relating to the future, and readers are cautioned that such statements may not be appropriate for other purposes.

For additional information, contact:

Dan Mees World Energy Solutions, Inc.

(508) 459-8156

dmees@worldenergy.com